EXHIBIT 10.47 – AGREEMENT BETWEEN AMERICAN AXLE & MANUFACTURING, INC.
AND RICHARD F. DAUCH DATED MAY 14, 2007

AGREEMENT

This Agreement dated as of May 14, 2007, by and between Richard F. Dauch (“Associate”) and American Axle & Manufacturing, Inc. (the “Company”).

WHEREAS, Associate is an executive officer and employee of the Company with the title of Executive Vice President-Worldwide Manufacturing, and has indicated his intention to seek employment outside the Company.

WHEREAS, Associate and the Company intend for an amicable separation of employment as described herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, intending to be legally bound, the parties agree as follows:

1.  Effective June 1, 2007, Associate will be assigned to an executive-level, non-officer position of Special Advisor to the President, reporting to the Company’s President & Chief Operation Officer (“COO”). Associate’s primary responsibilities will be to represent the President & COO and the Company on labor and industrial relations matters and will also include handling such other matters assigned to him by the President & COO.  Associate will devote his full business time and efforts to his duties as Special Adviser to the President, subject to Associate's right to spend a reasonable amount of time to seeking outside employment.  During his employment hereunder, Associate shall continue to be paid salary at the rate in effect as of the date hereof.

2.  Associate’s assignment as Special Advisor to the President will continue until the earlier of the date on which the Associate finds outside employment or on May 31, 2008, whichever is sooner, at which time Associate’s employment with the Company will be terminated.  Upon termination of employment, Associate shall execute a Release of All Claims against the Company in the form and substance acceptable to the Company, which shall include non-compete, confidentiality/non-disparagement, no raid and other similar provisions. If Associate’s employment is terminated on May 31, 2008, Associate shall cease to receive salary payments hereunder, shall receive no separation, layoff or severance benefits or payments from the Company and shall only receive such other benefits as are required by law or the terms of any pension or welfare benefit plans in which he participates.

3.  If Associate’s termination of employment occurs prior to May 31, 2008 due to his finding outside employment, or if the Company terminates his employment prior to May 31, 2008 other than for cause, Associate shall continue to be paid his salary from the termination date through May 31, 2008 (less applicable withholding taxes), provided that Associate executes a Release of all Claims against the Company as described in paragraph 2 above.  If Associate voluntarily terminates his employment prior to May 31, 2008 without having secured outside employment, or if the Company terminates Associate's employment for cause prior to May 31, 2008, Associate shall cease to receive salary payments hereunder, shall receive no separation, layoff or severance benefits or payments from the Company and shall only receive such other benefits as are required by law or the terms of any pension or welfare benefit plans in which he participates.

4.  Notwithstanding anything to the contrary stated in this Agreement, Associate’s employment with the Company shall remain “at-will.”

5.  Associate will be eligible to earn a cash bonus in an amount to be determined based on the factors used to calculate awards under the Company’s annual incentive program for executives, pro rated, as appropriate, for the period of his employment during 2007.  Associate shall no longer be eligible for any long-term incentive awards as of the date of this Agreement.

6.  Associate shall remain eligible to participate in the benefit plans and programs offered to executives of the Company subject to their terms.

7.  Associate hereby waives any claims he may have against the Company or any of its affiliates as of the date hereof except for accrued but unpaid salary and benefits, and expressly agrees that he has no right to separation, layoff or severance payments or benefits except as provided in this letter.  Associate and the Company each agrees not to make any disparaging or derogatory comments or remarks about the other party or any of his or its affiliates.

8.  This Agreement contains the entire agreement and understanding of the parties regarding the subject matter hereof.

9.  If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in effect.

10.  The Agreement shall be governed by the laws of the State of Michigan without giving effect to the conflicts of laws provisions thereof.

Associate	American Axle & Manufacturing, Inc.

By: /s/ Richard F. Dauch	By: /s/ Patrick S. Lancaster
Richard F. Dauch	Patrick S. Lancaster
Vice President, Chief Administrative
Officer & Secretary